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Michael Hara                                                                                                                                                 Calisa Cole
Investor Relations                                                                                                                                                 Corporate Communications
NVIDIA Corporation                                                                                                                                                  NVIDIA Corporation
(408) 486-2511                                                                                                                                                     (408) 486-6263
mhara@nvidia.com                                                                                                                                                     ccole@nvidia.com

FOR IMMEDIATE RELEASE

NVIDIA REPORTS RECORD RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2008
Company Achieves Record Quarterly Revenue and Record Annual Revenue; Annual Net Income Increases 78 Percent Year-Over-Year

SANTA CLARA, CA—FEBRUARY 13, 2008—NVIDIA Corporation (Nasdaq: NVDA), the world leader in visual computing technologies, today reported financial results for the fourth quarter of fiscal 2008 and the fiscal year ended January 27, 2008.

For the fourth quarter of fiscal 2008, revenue increased to a record $1.20 billion, compared to $878.9 million for the fourth quarter of fiscal 2007, an increase of 37 percent.  Net income computed in accordance with U.S. generally accepted accounting principles (GAAP) for the fourth quarter of fiscal 2008 was $257.0 million, or $0.42 per diluted share, compared to net income of $163.5 million, or $0.27 per diluted share, for the fourth quarter of fiscal 2007, a net income increase of 57 percent.

Non-GAAP net income for the fourth quarter of fiscal 2008, which excludes stock-based compensation charges, a charge for in-process research and development related to an acquisition closed during the quarter, and the associated tax impact, was $292.6 million, or $0.49 per diluted share.

Annual revenue for the fiscal year ended January 27, 2008 was a record $4.10 billion, compared to revenue of $3.07 billion for the fiscal year ended January 28, 2007, an increase of 34 percent.  GAAP net income for the fiscal year ended January 27, 2008 was $797.6 million, or $1.31 per diluted share, compared to GAAP net income of $448.8 million, or $0.76 per diluted share, for the fiscal year ended January 28, 2007, a net income increase of 78 percent.

Non-GAAP net income for the fiscal year ended January 27, 2008, which excludes stock-based compensation charges, a charge for in-process research and development related to an acquisition closed during the year, and the associated tax impact, was $919.3 million, or $1.56 per diluted share.

“Fiscal 2008 was another outstanding and record year for us. Strong demand for GPUs in all market segments drove our growth.  Relative to Q4 one year ago, our discrete GPU business grew 80%. Our growth reflects the ever-increasing use of rich graphics in applications from Google Earth to Apple iTunes to online virtual worlds,” said Jen-Hsun Huang, president and CEO of NVIDIA.

Mr. Huang continued: “This is the era of visual computing. The richness of the graphics is increasingly central to our computing experience. And at the core of that experience is the GPU, the processor that defines the modern PC.”

Fourth Quarter, Fiscal Year 2008, and Recent Highlights:

·	Fourth Quarter revenue grew 37 percent year-over-year to a record $1.20 billion.
·	Annual revenue increased 34 percent year-over-year to a record $4.10 billion.
·	GAAP annual net income increased 78 percent year-over-year to a record $797.6 million.
·	GAAP annual gross margin reached a Company high of 45.6 percent, a year-over-year increase of 320 basis points.
·	We launched multiple industry-defining products and initiatives:
o	GeForce® 8800 graphics processing family, including the highly-acclaimed 8800GT
o	GeForce 7000 mGPU – the first single-chip motherboard GPU for Intel systems
o	Tesla ™ computing system – the high performance computing industry’s first C-programmable GPU
o	Hybrid SLI® technology – the first hybrid technology for PC platforms
o	CUDA™ technology – the first C-compiler for the GPU
o	PureVideo® HD technology – the first video decode and post processing technology for Blu-ray and HD DVD

·	NVIDIA® held #1 segment share in desktop and notebook GPU (Mercury Research PC Graphics 2008 Market Strategy and Forecast Report).
·	NVIDIA held #1 segment share in workstation solutions (Jon Peddie Research Q3'07 Workstations and Professional Graphics Report).
·	NVIDIA was named Most Respected Public Company by members of the Fabless Semiconductor Association for the second consecutive year.
·	NVIDIA was named Forbes Company of the Year.
·	We acquired Mental Images, the industry's leading photorealistic rendering technology provider. Mental Image's Mental Ray is the most pervasive ray tracing renderer in industry.
·	In February, we announced and completed the acquisition of AGEIA, the industry leader in gaming physics technology

Conference Call and Web Cast Information
NVIDIA will conduct a conference call with analysts and investors to discuss its fourth quarter fiscal 2008 financial results and current financial prospects today at 2:00 P.M. Pacific Time (5:00 P.M. Eastern Time). To listen to the call, please dial 212-231-2901; no password is required. A live Web cast (listen-only mode) of the conference call will be held at the NVIDIA investor relations Web site www.nvidia.com/investor and at http://www.streetevents.com.  The Web cast will be recorded and available for replay until the Company’s conference call to discuss its financial results for its first quarter fiscal 2009.

Non-GAAP Measures
To supplement the Company's Condensed Consolidated Statements of Income presented in accordance with GAAP, we use non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP net income, and non-GAAP diluted net income per share. In order for our investors to be better able to compare our current results with those of previous periods, we have shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation, patent license fees for past usage, in-process research & development charges related to acquisitions, a non-recurring credit associated with the net cumulative impact of estimating forfeitures as a result of the adoption of SFAS 123R, and the associated tax impact, where applicable. We believe the presentation of our non-GAAP financial measures enhances the user's overall understanding of our historical financial performance. The presentation of our non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

About NVIDIA
NVIDIA is the world leader in visual computing technologies and the inventor of the GPU, a high-performance processor which generates breathtaking, interactive graphics on workstations, personal computers, game consoles, and mobile devices. NVIDIA serves the entertainment and consumer market with its GeForce products, the professional design and visualization market with its Quadro® products, and the high-performance computing market with its Tesla products. NVIDIA is headquartered in Santa Clara, Calif. and has offices throughout Asia, Europe, and the Americas. For more information, visit www.nvidia.com.

Certain statements in this release including, but not limited to, statements as to: the use and importance of graphics; visual computing; and the role of the GPU are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: slower than anticipated adoption of new technologies or development of a market; the impact of competition and competitive products; technological advances; the development of more effective or efficient GPUs or CPUs; changes in consumer preferences or product uses; incompatibility of technologies; changes in industry standards; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission including its Form 10-Q for the period ended October 28, 2007. Copies of reports filed with the SEC are posted on our website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

# # #

Copyright © 2008 NVIDIA Corporation.  All rights reserved.  NVIDIA, the NVIDIA logo, GeForce, Tesla, Hybrid SLI, CUDA, PureVideo, and Quadro are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and other countries. Other company and product names may be trademarks of the respective companies with which they are associated.

NVIDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 27,	January 28,	January 27,	January 28,
	2008	2007	2008	2007

Revenue	$1,202,730	$878,873	$4,097,860	$3,068,771
Cost of revenue	653,133	493,167	2,228,580	1,768,322
Gross profit	549,597	385,706	1,869,280	1,300,449
Operating expenses:
Research and development	195,835	162,276	691,637	553,467
Sales, general and administrative	91,263	84,916	341,297	293,530
Total operating expenses	287,098	247,192	1,032,934	846,997
Operating income	262,499	138,514	836,346	453,452
Interest and other income, net	17,403	13,045	64,995	41,028
Income before income tax expense	279,902	151,559	901,341	494,480
Income tax expense / (benefit) (A)	22,909	(11,947)	103,696	46,350
Income before change in accounting principle	256,993	163,506	797,645	448,130
Cumulative effect of change in accounting principle, net of income tax (B)	-	-	-	704
Net income	$256,993	$163,506	$797,645	$448,834

Basic net income per share	$0.46	$0.30	$1.45	$0.85
Diluted net income per share	$0.42	$0.27	$1.31	$0.76

Shares used in basic per share computation (C)	557,143	538,172	550,108	528,606
Shares used in diluted per share computation (C)	609,173	598,491	606,732	587,256

(A) The effective income tax rate for the three and twelve months ended January 27, 2008 was 8.2% and 11.5%, respectively. The effective income tax (benefit)/expense rate for the three and twelve months ended January 28, 2007 was (7.9%) and 9.4%, respectively.

(B) Reflects the net cumulative impact of estimating forfeitures as a result of adoption of SFAS 123R.
(C) Reflects a three-for-two stock split on September 10, 2007.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 27,	January 28,	January 27,	January 28,
	2008	2007	2008	2007

GAAP gross profit	$549,597	$385,706	$1,869,280	$1,300,449
Stock-based compensation expense included in cost of revenue	2,809	2,922	10,886	8,200
Patent license fee for past usage included in cost of revenue	-		-	16,000
Non-GAAP gross profit	$552,406	$388,628	$1,880,166	$1,324,649

GAAP net income	$256,993	$163,506	$797,645	$448,834
Stock-based compensation expense (A)	34,497	33,909	133,365	116,735
Income tax impact of non-GAAP adjustments	(2,902)	(5,239)	(15,755)	(17,862)
Patent license fees for past usage	-	-	-	17,500
In-process research & development charges related to acquisitions	4,000	13,400	4,000	13,400
Cumulative effect of change in accounting principle, net (B)	-	-	-	(704)
Non-GAAP net income	$292,588	$205,576	$919,255	$577,903

Diluted net income per share
GAAP	$0.42	$0.27	$1.31	$0.76
Non-GAAP	$0.49	$0.35	$1.56	$1.00

Shares used in GAAP diluted net income per share computation (C)	609,173	598,491	606,732	587,256
Cumulative impact of non-GAAP adjustments (D)	(15,837)	(11,220)	(16,148)	(10,752)
Shares used in non-GAAP diluted net income per share computation (C)	593,336	587,271	590,584	576,504

(A) Results include stock-based compensation expense as follows (in thousands):
	Three Months Ended		Twelve Months Ended
	January 27,	January 28,	January 27,	January 28,
	2008	2007	2008	2007
Cost of revenue	$2,809	$2,922	$10,886	$8,200
Research and development	$19,146	$20,333	$76,617	$70,077
Sales, general and administrative	$12,542	$10,654	$45,862	$38,458

(B) Reflects the net cumulative impact of estimating forfeitures as a result of adoption of SFAS 123R.
(C) Reflects a three-for-two stock split on September 10, 2007.
(D) Reflects an adjustment to the diluted outstanding shares calculated under SFAS 123R to conform to diluted outstanding shares calculated under prior accounting standards (APB 25).

NVIDIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	January 27,	January 28,
ASSETS	2008	2007
Current assets:
Cash, cash equivalents and marketable securities	$1,809,478	$1,117,850
Accounts receivable, net	666,494	518,680
Inventories	358,521	354,680
Prepaid expenses and other current assets	54,336	40,560
Total current assets	2,888,829	2,031,770

Property and equipment, net	359,808	260,828
Goodwill	354,057	301,425
Intangible assets, net	106,926	45,511
Deposits and other assets	38,051	35,729
Total assets	$3,747,671	$2,675,263

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$492,099	$272,075
Accrued liabilities	475,062	366,732
Total current liabilities	967,161	638,807

Other long-term liabilities	162,598	29,537
Stockholders' equity	2,617,912	2,006,919
Total liabilities and stockholders' equity	$3,747,671	$2,675,263